EXHIBIT 3.7.2

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

SYNIVERSE BRIENCE, LLC

1.	Name of Limited Liability Company:

Syniverse Brience, LLC (the “Company”)

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The Company’s registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware. The registered agent of the Company for service of process at such address is THE CORPORATION TRUST COMPANY.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 12th day of March, 2004.

By:	/s/ Raymond L. Lawless
Raymond L. Lawless, Chief Financial Officer and Secretary